Exhibit 21.1

                          S U B S I D I A R I E S



1.      Nasdaq Tools, Inc. (incorporated in Delaware)

2.      Quadsan Enterprises Inc. (incorporated in Delaware)

3.      Nasdaq Global Holdings (incorporated in Switzerland)

        o    Nasdaq International Ltd (incorporated in United Kingdom)
        o    Nasdaq Ltda (incorporated in Brazil)
        o    Nasdaq Europe Planning Company Ltd. (incorporated in United
             Kingdom)
        o    Nasdaq Japan, Inc. (incorporated in Japan)
        o    Nasdaq Europe SA/NV (incorporated in Belgium)
        o    IndigoMarkets Ltd. (incorporated in Bermuda)

4.      Nasdaq Investment Product Services Inc. (incorporated in Delaware)

5.      Nasdaq International Market Initiatives Inc. (incorporated in
        Delaware)

6.      Nasdaq Educational Foundation Inc. (formed in Delaware)

7.      Nasdaq - BIOS R&D Joint Venture (formed in Delaware)